SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  Schedule 13G
                                 (Rule 13d-102)

             INFORMATION STATEMENT PURSUANT TO RULES 13d-1 AND 13d-2
                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                             (Amendment No._______)*



                             3Dfx Interactive, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)


                                  Common Stock
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                    88553X103
--------------------------------------------------------------------------------
                                 (CUSIP Number)


*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                         (Continued on following pages)


                               Page 1 of 19 Pages

--------------------------------------------------------                     ---------------------------------------
CUSIP NO. 88553X103                                             13 G                   Page 2 of 19 Pages
--------------------------------------------------------                     ---------------------------------------

----------- --------------------------------------------------------------------------------------------------------
1           NAME OF REPORTING PERSONS
            SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

                     U.S. Venture Partners IV, L.P. ("USVP IV")
                     Tax ID Number:    94-3193188
----------- --------------------------------------------------------------------------------------------------------
2           CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                   (a)   [ ]        (b)   [X]
----------- --------------------------------------------------------------------------------------------------------
3           SEC USE ONLY
----------- --------------------------------------------------------------------------------------------------------
4           CITIZENSHIP OR PLACE OF ORGANIZATION

                     Delaware
----------- --------------------------------------------------------------------------------------------------------
            NUMBER OF               5        SOLE VOTING POWER
             SHARES                          2,507,174 shares,  except that Presidio  Management Group IV, L.P. ("PMG
       BENEFICIALLY OWNED                    IV"), the general partner of USVP IV, and Bowes, Federman, Krausz, Vogel
 BY EACH REPORTING PERSON WITH               and Young,  the general partners of PMG IV, may be deemed to have shared voting power with respect to such shares.
                                    -------- -----------------------------------------------------------------------
                                    6        SHARED VOTING POWER
                                             See response to row 5.
                                    -------- -----------------------------------------------------------------------
                                    7        SOLE DISPOSITIVE POWER
                                             2,507,174 shares,  except that Presidio  Management Group IV, L.P. ("PMG
                                             IV"), the general partner of USVP IV, and Bowes, Federman, Krausz, Vogel and Young,  the general partners of PMG IV, may be deemed to have shared dispositive power with respect to such shares.
                                    -------- -----------------------------------------------------------------------
                                    8        SHARED DISPOSITIVE POWER
                                             See response to row 7.
----------------------------------- -------- -----------------------------------------------------------------------
9           AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
            REPORTING PERSON                                                                       2,507,174
----------- --------------------------------------------------------------------------------------------------------
10          CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
            EXCLUDES CERTAIN SHARES*                                                                [ ]
----------- --------------------------------------------------------------------------------------------------------
11          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                                                   20.72%
----------- --------------------------------------------------------------------------------------------------------
12          TYPE OF REPORTING PERSON*
                                                                                                   PN
----------- --------------------------------------------------------------------------------------------------------

                                        * SEE INSTRUCTIONS BEFORE FILLING OUT!

--------------------------------------------------------                     ---------------------------------------
CUSIP NO. 88553X103                                             13 G                   Page 3 of 19 Pages
--------------------------------------------------------                     ---------------------------------------

----------- --------------------------------------------------------------------------------------------------------
1           NAME OF REPORTING PERSONS
            SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

                     Second Ventures II, L.P. ("SV II")
                     Tax ID Number:    94-3200353
----------- --------------------------------------------------------------------------------------------------------
2           CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                   (a)   [ ]        (b)   [X]
----------- --------------------------------------------------------------------------------------------------------
3           SEC USE ONLY
----------- --------------------------------------------------------------------------------------------------------
4           CITIZENSHIP OR PLACE OF ORGANIZATION

                     Cayman Islands
----------- --------------------------------------------------------------------------------------------------------
            NUMBER OF               5        SOLE VOTING POWER
             SHARES                          304,339  shares,  except that Presidio  Management  Group IV, L.P. ("PMG
       BENEFICIALLY OWNED                    IV"), the general partner of SV II, and Bowes,  Federman,  Krausz, Vogel
 BY EACH REPORTING PERSON WITH               and Young,  the general partners of PMG IV, may be deemed to have shared voting power with respect to such shares.
                                    -------- -----------------------------------------------------------------------
                                    6        SHARED VOTING POWER
                                             See response to row 5.
                                    -------- -----------------------------------------------------------------------
                                    7        SOLE DISPOSITIVE POWER
                                             304,339  shares,  except that Presidio  Management  Group IV, L.P. ("PMG
                                             IV"), the general partner of SV II, and Bowes,  Federman,  Krausz, Vogel and Young,  the general partners of PMG IV, may be deemed to have shared dispositive power with respect to such shares.
                                    -------- -----------------------------------------------------------------------
                                    8        SHARED DISPOSITIVE POWER
                                             See response to row 7.
----------------------------------- -------- -----------------------------------------------------------------------
9           AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
            REPORTING PERSON                                                                       304,339
----------- --------------------------------------------------------------------------------------------------------
10          CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
            EXCLUDES CERTAIN SHARES*                                                                [ ]
----------- --------------------------------------------------------------------------------------------------------
11          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                                                   2.51%
----------- --------------------------------------------------------------------------------------------------------
12          TYPE OF REPORTING PERSON*
                                                                                                   PN
----------- --------------------------------------------------------------------------------------------------------

                                        * SEE INSTRUCTIONS BEFORE FILLING OUT!

--------------------------------------------------------                     ---------------------------------------
CUSIP NO. 88553X103                                             13 G                   Page 4 of 19 Pages
--------------------------------------------------------                     ---------------------------------------

----------- --------------------------------------------------------------------------------------------------------
1           NAME OF REPORTING PERSONS
            SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

                     USV Entrepreneur Partners II, L.P. ("UEP II")
                     Tax ID Number:    94-3203198
----------- --------------------------------------------------------------------------------------------------------
2           CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                   (a)   [ ]        (b)   [X]
----------- --------------------------------------------------------------------------------------------------------
3           SEC USE ONLY
----------- --------------------------------------------------------------------------------------------------------
4           CITIZENSHIP OR PLACE OF ORGANIZATION

                     Delaware
----------- --------------------------------------------------------------------------------------------------------
            NUMBER OF               5        SOLE VOTING POWER
             SHARES                          86,954  shares,  except that Presidio  Management  Group IV, L.P.  ("PMG
       BENEFICIALLY OWNED                    IV"), the general partner of UEP II, and Bowes, Federman,  Krausz, Vogel
 BY EACH REPORTING PERSON WITH               and Young,  the general partners of PMG IV, may be deemed to have shared voting power with respect to such shares.
                                    -------- -----------------------------------------------------------------------
                                    6        SHARED VOTING POWER
                                             See response to row 5.
                                    -------- -----------------------------------------------------------------------
                                    7        SOLE DISPOSITIVE POWER
                                             86,954  shares,  except that Presidio  Management  Group IV, L.P.  ("PMG
                                             IV"), the general partner of UEP II, and Bowes, Federman,  Krausz, Vogel and Young,  the general partners of PMG IV, may be deemed to have shared dispositive power with respect to such shares.
                                    -------- -----------------------------------------------------------------------
                                    8        SHARED DISPOSITIVE POWER
                                             See response to row 7.
----------------------------------- -------- -----------------------------------------------------------------------
9           AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
            REPORTING PERSON                                                                       86,954
----------- --------------------------------------------------------------------------------------------------------
10          CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
            EXCLUDES CERTAIN SHARES*                                                                [ ]
----------- --------------------------------------------------------------------------------------------------------
11          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                                                   0.71%
----------- --------------------------------------------------------------------------------------------------------
12          TYPE OF REPORTING PERSON*
                                                                                                   PN
----------- --------------------------------------------------------------------------------------------------------

                                        * SEE INSTRUCTIONS BEFORE FILLING OUT!

--------------------------------------------------------                     ---------------------------------------
CUSIP NO.88553X103                                              13 G                   Page 5 of 19 Pages
--------------------------------------------------------                     ---------------------------------------

----------- --------------------------------------------------------------------------------------------------------
1           NAME OF REPORTING PERSONS
            SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

                     Presidio Management Group IV, L.P. ("PMG IV")
                     Tax ID Number:    94-3193187
----------- --------------------------------------------------------------------------------------------------------
2           CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                   (a)   [ ]        (b)   [X]
----------- --------------------------------------------------------------------------------------------------------
3           SEC USE ONLY
----------- --------------------------------------------------------------------------------------------------------
4           CITIZENSHIP OR PLACE OF ORGANIZATION

                     Delaware
----------- --------------------------------------------------------------------------------------------------------
            NUMBER OF               5        SOLE VOTING POWER
             SHARES                          0 shares.
       BENEFICIALLY OWNED
 BY EACH REPORTING PERSON WITH
                                    -------- -----------------------------------------------------------------------
                                    6        SHARED VOTING POWER
                                             2,898,467  shares,  of which 2,507,174 are shares directly owned by USVP
                                             IV,  304,339 are shares  directly  owned by SV II, and 86,954 are shares directly  owned by UEP II. PMG IV is the general  partner of USVP IV, SV
                                             II,  and UEP II and may be  deemed  to have  shared  voting  power  with respect to such shares.
                                    -------- -----------------------------------------------------------------------
                                    7        SOLE DISPOSITIVE POWER
                                             0 shares.
                                    -------- -----------------------------------------------------------------------
                                    8        SHARED DISPOSITIVE POWER
                                             2,898,467  shares,  of which 2,507,174 are shares directly owned by USVP
                                             IV,  304,339 are shares  directly  owned by SV II, and 86,954 are shares directly  owned by UEP II. PMG IV is the general  partner of USVP IV, SV
                                             II, and UEP II and may be deemed to have shared  dispositive  power with respect to such shares.
----------------------------------- -------- -----------------------------------------------------------------------
9           AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
            REPORTING PERSON                                                                       2,898,467
----------- --------------------------------------------------------------------------------------------------------
10          CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
            EXCLUDES CERTAIN SHARES*                                                                [ ]
----------- --------------------------------------------------------------------------------------------------------
11          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                                                   23.95%
----------- --------------------------------------------------------------------------------------------------------
12          TYPE OF REPORTING PERSON*
                                                                                                   PN
----------- --------------------------------------------------------------------------------------------------------

                                        * SEE INSTRUCTIONS BEFORE FILLING OUT!

--------------------------------------------------------                     ---------------------------------------
CUSIP NO. 88553X103                                             13 G                   Page 6 of 19 Pages
--------------------------------------------------------                     ---------------------------------------

----------- --------------------------------------------------------------------------------------------------------
1           NAME OF REPORTING PERSONS
            SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

                     William K. Bowes, Jr. ("Bowes")
                     Tax ID Number:    ###-##-####
----------- --------------------------------------------------------------------------------------------------------
2           CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                   (a)   [ ]        (b)   [X]
----------- --------------------------------------------------------------------------------------------------------
3           SEC USE ONLY
----------- --------------------------------------------------------------------------------------------------------
4           CITIZENSHIP OR PLACE OF ORGANIZATION

                     U.S. Citizen
----------- --------------------------------------------------------------------------------------------------------
            NUMBER OF               5        SOLE VOTING POWER
             SHARES                          2,000 shares.
       BENEFICIALLY OWNED
 BY EACH REPORTING PERSON WITH
                                    -------- -----------------------------------------------------------------------
                                    6        SHARED VOTING POWER
                                             2,898,467  shares,  of which 2,507,174 are shares directly owned by USVP
                                             IV,  304,339 are shares  directly  owned by SV II, and 86,954 are shares directly  owned by UEP II.  Bowes is a general  partner  of PMG IV,  the general partner of USVP IV, SV II, and UEP II, and may be deemed to have shared voting power with respect to such shares.
                                    -------- -----------------------------------------------------------------------
                                    7        SOLE DISPOSITIVE POWER
                                             2,000 shares.
                                    -------- -----------------------------------------------------------------------
                                    8        SHARED DISPOSITIVE POWER
                                             2,898,467  shares,  of which 2,507,174 are shares directly owned by USVP
                                             IV,  304,339 are shares  directly  owned by SV II, and 86,954 are shares directly  owned by UEP II.  Bowes is a general  partner  of PMG IV,  the general partner of USVP IV, SV II, and UEP II, and may be deemed to have shared dispositive power with respect to such shares.
----------------------------------- -------- -----------------------------------------------------------------------
9           AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
            REPORTING PERSON                                                                       2,900,467
----------- --------------------------------------------------------------------------------------------------------
10          CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
            EXCLUDES CERTAIN SHARES*                                                                 [ ]
----------- --------------------------------------------------------------------------------------------------------
11          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                                                   23.97%
----------- --------------------------------------------------------------------------------------------------------
12          TYPE OF REPORTING PERSON*
                                                                                                   IN
----------- --------------------------------------------------------------------------------------------------------

                                        * SEE INSTRUCTIONS BEFORE FILLING OUT!

--------------------------------------------------------                     ---------------------------------------
CUSIP NO. 88553X103                                             13 G                   Page 7 of 19 Pages
--------------------------------------------------------                     ---------------------------------------

----------- --------------------------------------------------------------------------------------------------------
1           NAME OF REPORTING PERSONS
            SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

                     Irwin Federman ("Federman")
                     Tax ID Number:    ###-##-####
----------- --------------------------------------------------------------------------------------------------------
2           CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                   (a)   [ ]        (b)   [X]
----------- --------------------------------------------------------------------------------------------------------
3           SEC USE ONLY
----------- --------------------------------------------------------------------------------------------------------
4           CITIZENSHIP OR PLACE OF ORGANIZATION

                     U.S. Citizen
----------- --------------------------------------------------------------------------------------------------------
            NUMBER OF               5        SOLE VOTING POWER
             SHARES                          0 shares.
       BENEFICIALLY OWNED
 BY EACH REPORTING PERSON WITH
                                    -------- -----------------------------------------------------------------------
                                    6        SHARED VOTING POWER
                                             2,898,467  shares,  of which 2,507,174 are shares directly owned by USVP
                                             IV,  304,339 are shares  directly  owned by SV II, and 86,954 are shares directly owned by UEP II.  Federman is a general  partner of PMG IV, the general partner of USVP IV, SV II, and UEP II, and may be deemed to have shared voting power with respect to such shares.
                                    -------- -----------------------------------------------------------------------
                                    7        SOLE DISPOSITIVE POWER
                                             0 shares.
                                    -------- -----------------------------------------------------------------------
                                    8        SHARED DISPOSITIVE POWER
                                             2,898,467  shares,  of which 2,507,174 are shares directly owned by USVP
                                             IV,  304,339 are shares  directly  owned by SV II, and 86,954 are shares directly owned by UEP II.  Federman is a general  partner of PMG IV, the general partner of USVP IV, SV II, and UEP II, and may be deemed to have shared dispositive power with respect to such shares.
----------------------------------- -------- -----------------------------------------------------------------------
9           AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
            REPORTING PERSON                                                                       2,898,467
----------- --------------------------------------------------------------------------------------------------------
10          CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
            EXCLUDES CERTAIN SHARES*                                                                [ ]
----------- --------------------------------------------------------------------------------------------------------
11          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                                                   23.95%
----------- --------------------------------------------------------------------------------------------------------
12          TYPE OF REPORTING PERSON*
                                                                                                   IN
----------- --------------------------------------------------------------------------------------------------------

                                        * SEE INSTRUCTIONS BEFORE FILLING OUT!

--------------------------------------------------------                     ---------------------------------------
CUSIP NO. 88553X103                                             13 G                   Page 8 of 19 Pages
--------------------------------------------------------                     ---------------------------------------

----------- --------------------------------------------------------------------------------------------------------
1           NAME OF REPORTING PERSONS
            SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

                     Steven M. Krausz ("Krausz")
                     Tax ID Number:    ###-##-####
----------- --------------------------------------------------------------------------------------------------------
2           CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                   (a)   [ ]        (b)   [X]
----------- --------------------------------------------------------------------------------------------------------
3           SEC USE ONLY
----------- --------------------------------------------------------------------------------------------------------
4           CITIZENSHIP OR PLACE OF ORGANIZATION

                     U.S. Citizen
----------- --------------------------------------------------------------------------------------------------------
            NUMBER OF               5        SOLE VOTING POWER
             SHARES                          1,000 shares.
       BENEFICIALLY OWNED
 BY EACH REPORTING PERSON WITH
                                    -------- -----------------------------------------------------------------------
                                    6        SHARED VOTING POWER
                                             2,898,467  shares,  of which 2,507,174 are shares directly owned by USVP
                                             IV,  304,339 are shares  directly  owned by SV II, and 86,954 are shares directly  owned by UEP II.  Krausz is a general  partner  of PMG IV, the general partner of USVP IV, SV II, and UEP II, and may be deemed to have shared voting power with respect to such shares.
                                    -------- -----------------------------------------------------------------------
                                    7        SOLE DISPOSITIVE POWER
                                             1,000 shares.
                                    -------- -----------------------------------------------------------------------
                                    8        SHARED DISPOSITIVE POWER
                                             2,898,467  shares,  of which 2,507,174 are shares directly owned by USVP
                                             IV,  304,339 are shares  directly  owned by SV II, and 86,954 are shares directly  owned by UEP II.  Krausz is a general  partner  of PMG IV, the general partner of USVP IV, SV II, and UEP II, and may be deemed to have shared dispositive power with respect to such shares.
----------------------------------- -------- -----------------------------------------------------------------------
9           AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
            REPORTING PERSON                                                                       2,899,467
----------- --------------------------------------------------------------------------------------------------------
10          CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
            EXCLUDES CERTAIN SHARES*                                                                [ ]
----------- --------------------------------------------------------------------------------------------------------
11          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                                                   23.96%
----------- --------------------------------------------------------------------------------------------------------
12          TYPE OF REPORTING PERSON*
                                                                                                   IN
----------- --------------------------------------------------------------------------------------------------------

                                        * SEE INSTRUCTIONS BEFORE FILLING OUT!

--------------------------------------------------------                     ---------------------------------------
CUSIP NO. 88553X103                                             13 G                  Page 9 of 19 Pages
--------------------------------------------------------                     ---------------------------------------

----------- --------------------------------------------------------------------------------------------------------
1           NAME OF REPORTING PERSONS
            SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

                     Dale J. Vogel ("Vogel")
                     Tax ID Number:    ###-##-####
----------- --------------------------------------------------------------------------------------------------------
2           CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                   (a)   [ ]        (b)   [X]
----------- --------------------------------------------------------------------------------------------------------
3           SEC USE ONLY
----------- --------------------------------------------------------------------------------------------------------
4           CITIZENSHIP OR PLACE OF ORGANIZATION

                     U.S. Citizen
----------- --------------------------------------------------------------------------------------------------------
            NUMBER OF               5        SOLE VOTING POWER
             SHARES                          1,250 shares.
       BENEFICIALLY OWNED
 BY EACH REPORTING PERSON WITH
                                    -------- -----------------------------------------------------------------------
                                    6        SHARED VOTING POWER
                                             2,898,467  shares,  of which 2,507,174 are shares directly owned by USVP
                                             IV,  304,339 are shares  directly  owned by SV II, and 86,954 are shares directly  owned by UEP II.  Vogel is a general  partner  of PMG IV,  the general partner of USVP IV, SV II, and UEP II, and may be deemed to have shared voting power with respect to such shares.
                                    -------- -----------------------------------------------------------------------
                                    7        SOLE DISPOSITIVE POWER
                                             1,250 shares.
                                    -------- -----------------------------------------------------------------------
                                    8        SHARED DISPOSITIVE POWER
                                             2,898,467  shares,  of which 2,507,174 are shares directly owned by USVP
                                             IV,  304,339 are shares  directly  owned by SV II, and 86,954 are shares directly  owned by UEP II.  Vogel is a general  partner  of PMG IV,  the general partner of USVP IV, SV II, and UEP II, and may be deemed to have shared dispositive power with respect to such shares.
----------------------------------- -------- -----------------------------------------------------------------------
9           AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
            REPORTING PERSON                                                                       2,899,717
----------- --------------------------------------------------------------------------------------------------------
10          CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
            EXCLUDES CERTAIN SHARES*                                                                [ ]
----------- --------------------------------------------------------------------------------------------------------
11          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                                                   23.96%
----------- --------------------------------------------------------------------------------------------------------
12          TYPE OF REPORTING PERSON*
                                                                                                   IN
----------- --------------------------------------------------------------------------------------------------------

                                        * SEE INSTRUCTIONS BEFORE FILLING OUT!

--------------------------------------------------------                     ---------------------------------------
CUSIP NO. 88553X103                                             13 G                  Page 10 of 19 Pages
--------------------------------------------------------                     ---------------------------------------

----------- --------------------------------------------------------------------------------------------------------
1           NAME OF REPORTING PERSONS
            SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

                     Phillip M. Young ("Young")
                     Tax ID Number:    ###-##-####
----------- --------------------------------------------------------------------------------------------------------
2           CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                   (a)   [ ]        (b)   [X]
----------- --------------------------------------------------------------------------------------------------------
3           SEC USE ONLY
----------- --------------------------------------------------------------------------------------------------------
4           CITIZENSHIP OR PLACE OF ORGANIZATION

                     U.S. Citizen
----------- --------------------------------------------------------------------------------------------------------
            NUMBER OF               5        SOLE VOTING POWER
             SHARES                          4,000 shares.
       BENEFICIALLY OWNED
 BY EACH REPORTING PERSON WITH
                                    -------- -----------------------------------------------------------------------
                                    6        SHARED VOTING POWER
                                             2,898,467  shares,  of which 2,507,174 are shares directly owned by USVP
                                             IV,  304,339 are shares  directly  owned by SV II, and 86,954 are shares directly  owned by UEP II.  Young is a general  partner  of PMG IV,  the general partner of USVP IV, SV II, and UEP II, and may be deemed to have shared voting power with respect to such shares.
                                    -------- -----------------------------------------------------------------------
                                    7        SOLE DISPOSITIVE POWER
                                             4,000 shares.
                                    -------- -----------------------------------------------------------------------
                                    8        SHARED DISPOSITIVE POWER
                                             2,898,467  shares,  of which 2,507,174 are shares directly owned by USVP
                                             IV,  304,339 are shares  directly  owned by SV II, and 86,954 are shares directly  owned by UEP II.  Young is a general  partner  of PMG IV,  the general partner of USVP IV, SV II, and UEP II, and may be deemed to have shared dispositive power with respect to such shares.
----------------------------------- -------- -----------------------------------------------------------------------
9           AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
            REPORTING PERSON                                                                       2,902,467
----------- --------------------------------------------------------------------------------------------------------
10          CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
            EXCLUDES CERTAIN SHARES*
----------- --------------------------------------------------------------------------------------------------------
11          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                                                   23.98%
----------- --------------------------------------------------------------------------------------------------------
12          TYPE OF REPORTING PERSON*
                                                                                                   IN
----------- --------------------------------------------------------------------------------------------------------

                                        * SEE INSTRUCTIONS BEFORE FILLING OUT!

                                                                   Page 11 of 19
ITEM 1(a).        NAME OF ISSUER:

                  3Dfx Interactive, Inc.


ITEM 1(b).        ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

                  111 W. Evelyn, Suite 101
                  Sunnyvale, CA 94086


ITEM 2(a).        NAME OF PERSONS FILING:

                  This Statement is filed by U.S. Venture Partners IV, L.P. ("USVP IV"), Second Ventures II, L.P. ("SV II"), USV Entrepreneur Partners II, L.P. ("UEP II"), Presidio Management Group IV, L.P. ("PMG IV"), William K. Bowes, Jr. ("Bowes"), Irwin Federman ("Federman"), Steven M. Krausz ("Krausz"), Dale J. Vogel ("Vogel"), and Phillip M. Young ("Young"). The foregoing entities and individuals are collectively referred to as the "Reporting Persons."

                  PMG IV is the general partner of USVP IV, SV II and UEP II, and may be deemed to have shared power to vote and shared power to dispose of shares of the issuer directly owned by USVP IV, SV II and UEP II. Bowes, Federman, Krausz, Vogel and Young are general partners of PMG IV, and may be deemed to have shared power to vote and shared power to dispose of the shares of issuer directly owned by USVP IV, SV II and UEP II.


ITEM 2(b).        ADDRESS OF PRINCIPAL BUSINESS OFFICE, OR, IF NONE, RESIDENCE:

                  The address of the principal business office for each of the Reporting Persons is:

                  U.S. Venture Partners
                  2180 Sand Hill Road, Suite 300
                  Menlo Park, CA  94025

ITEM 2(c)         CITIZENSHIP:

                  USVP IV, UEP II and PMG IV are Delaware Limited Partnerships, SV II is a Cayman Island Limited Partnership and Bowes, Federman, Krausz, Vogel and Young are United States citizens.

ITEM 2(d).        TITLE OF CLASS OF SECURITIES:

                  Common Stock

ITEM 2(e).        CUSIP NUMBER:

                  CUSIP # 88553X103

ITEM 3.           Not Applicable

                                                                   Page 12 of 19
ITEM 4.           OWNERSHIP:

                  The following information with respect to the ownership of the Common Stock of the issuer by the persons filing this Statement is provided as of December 31, 1997:

                           (a)   Amount beneficially owned:

                                 See Row 9 of cover page for each Reporting Person.

                           (b)   Percent of Class:

                                 See Row 11 of cover page for each Reporting Person.

                           (c)   Number of shares as to which such person has:

                                   (i)   Sole  power  to vote or to  direct  the
                                         vote:

                                         See  Row  5  of  cover  page  for  each
                                         Reporting Person.

                                   (ii) Shared power to vote or to direct the vote:

                                         See  Row  6  of  cover  page  for  each
                                         Reporting Person.

                                   (iii) Sole  power to dispose or to direct the
                                         disposition of:

                                         See  Row  7  of  cover  page  for  each
                                         Reporting Person.

                                   (iv) Shared power to dispose or to direct the disposition of:

                                         See  Row  8  of  cover  page  for  each
                                         Reporting Person.

                                                                   Page 13 of 19
ITEM 5.           OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS:

                  Not applicable.


ITEM 6.           OWNERSHIP  OF MORE THAN  FIVE  PERCENT  ON  BEHALF OF  ANOTHER
                  PERSON:

                                    Under certain circumstances set forth in the
                  limited partnership agreements of USVP IV, SV II, UEP II and PMG IV, the general and limited partners of each of such entities may be deemed to have the right to receive dividends from, or the proceeds from, the sale of shares of the issuer owned by each such entity of which they are a partner.


ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING
                  COMPANY:

                  Not applicable.


ITEM 8.           IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP:

                  Not applicable


ITEM 9.           NOTICE OF DISSOLUTION OF GROUP:

                  Not applicable


ITEM 10.          CERTIFICATION:

                  Not applicable

                                                                   Page 14 of 19
                                   SIGNATURES

                  After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:  February 6, 1998
U.S. Venture Partners IV, L.P.                              /s/ Michael P. Maher
By Presidio Management Group IV, L.P.,                      -------------------------------------------
Its General Partner                                         Signature


                                                            Michael P. Maher
                                                            Chief Financial Officer/Attorney-In-Fact


Second Ventures II, L.P.                                    /s/ Michael P. Maher
By Presidio Management Group IV, L.P.,                      -------------------------------------------
Its General Partner                                         Signature


                                                            Michael P. Maher
                                                            Chief Financial Officer/Attorney-In-Fact


U.S.V. Entrepreneur Partners II, L.P.                       /s/ Michael P. Maher
By Presidio Management Group IV, L.P.,                      -------------------------------------------
Its General Partner                                         Signature


                                                            Michael P. Maher
                                                            Chief Financial Officer/Attorney-In-Fact


Presidio Management Group IV, L.P.                          /s/ Michael P. Maher
A Delaware Limited Partnership                              -------------------------------------------
                                                            Signature


                                                            Michael P. Maher
                                                            Chief Financial Officer/Attorney-In-Fact


William K. Bowes                                            /s/ Michael P. Maher
                                                            -------------------------------------------
                                                            Michael P. Maher
                                                            Attorney-In-Fact




                                                                   Page 15 of 19


Irwin Federman                                              /s/ Michael P. Maher
                                                            -------------------------------------------
                                                            Michael P. Maher
                                                            Attorney-In-Fact


Steven M. Krausz                                            /s/ Michael P. Maher
                                                            -------------------------------------------
                                                            Michael P. Maher
                                                            Attorney-In-Fact


Dale J. Vogel                                               /s/ Michael P. Maher
                                                            -------------------------------------------
                                                            Michael P. Maher
                                                            Attorney-In-Fact


Phillip M. Young                                            /s/ Michael P. Maher
                                                            -------------------------------------------
                                                            Michael P. Maher
                                                            Attorney-In-Fact

                                  EXHIBIT INDEX


                                                                     Found on
                                                                   Sequentially
Exhibit                                                            Numbered Page
-------                                                            -------------

Exhibit A:  Agreement of Joint Filing                                   17

Exhibit B:  Reference to Michael P. Maher as Attorney-in-Fact           19

                                    EXHIBIT A

                            Agreement of Joint Filing

                  The undersigned hereby agree that a single Schedule 13G (or any amendment thereto) relating to the Common Stock of 3Dfx Interactive, Inc.
shall be filed on behalf of each of the undersigned and that this Agreement shall be filed as an exhibit to such Schedule 13G.

Date:  February 6, 1998


U.S. Venture Partners IV, L.P.                              /s/ Michael P. Maher
By Presidio Management Group IV, L.P.,                      -------------------------------------------
Its General Partner                                         Signature


                                                            Michael P. Maher
                                                            Chief Financial Officer/Attorney-In-Fact


Second Ventures II, L.P.                                    /s/ Michael P. Maher
By Presidio Management Group IV, L.P.,                      -------------------------------------------
Its General Partner                                         Signature


                                                            Michael P. Maher
                                                            Chief Financial Officer/Attorney-In-Fact


U.S.V. Entrepreneur Partners II, L.P.                       /s/ Michael P. Maher
By Presidio Management Group IV, L.P.,                      -------------------------------------------
Its General Partner                                         Signature


                                                            Michael P. Maher
                                                            Chief Financial Officer/Attorney-In-Fact


Presidio Management Group IV, L.P.                          /s/ Michael P. Maher
A Delaware Limited Partnership                              -------------------------------------------
                                                            Signature


                                                            Michael P. Maher
                                                            Chief Financial Officer/Attorney-In-Fact



                                                             Page 18 of 19 Pages


William K. Bowes                                            /s/ Michael P. Maher
                                                            -------------------------------------------
                                                            Michael P. Maher
                                                            Attorney-In-Fact


Irwin Federman                                              /s/ Michael P. Maher
                                                            -------------------------------------------
                                                            Michael P. Maher
                                                            Attorney-In-Fact


Steven M. Krausz                                            /s/ Michael P. Maher
                                                            -------------------------------------------
                                                            Michael P. Maher
                                                            Attorney-In-Fact


Dale J. Vogel                                               /s/ Michael P. Maher
                                                            -------------------------------------------
                                                            Michael P. Maher
                                                            Attorney-In-Fact


Phillip M. Young                                            /s/ Michael P. Maher
                                                            -------------------------------------------
                                                            Michael P. Maher
                                                            Attorney-In-Fact

                                                             Page 19 of 19 Pages



                                    EXHIBIT B

                 REFERENCE TO MICHAEL MAHER AS ATTORNEY-IN-FACT



                  Michael  P.  Maher  has  signed  the  enclosed   documents  as
Attorney-In-Fact. Note that copies of the applicable Power of Attorneys are already on file with the appropriate agencies.